Exhibit 99.1

CORPORATE PARTICIPANTS

Mollie Hawkes FTI Consulting - IR and Communications Manager

Jack Dunn FTI Consulting - President, CEO

Roger Carlile FTI Consulting - CFO

Dennis Shaughnessy FTI Consulting - Chairman

David Bannister FTI Consulting - EVP and Chairman of North America

CONFERENCE CALL PARTICIPANTS

Kevin McVeigh Macquarie Research - Analyst

David Gold Sidoti & Company - Analyst

Jeff Rossetti Janney Montgomery Scott - Analyst

Randy Reece Avondale Partners - Analyst

PRESENTATION

Operator

Good day, everyone, and welcome to the FTI Consulting third quarter 2013 earnings conference call. (Operator Instructions). Now for opening remarks and introductions I would like to turn the conference over to Mollie Hawkes of FTI Consulting. Please go ahead.

Mollie Hawkes - FTI Consulting - IR and Communications Manager

Good morning. Welcome to the FTI Consulting conference call to discuss the Company’s third quarter 2013 results as reported this morning. Management will begin with formal remarks after which we will take your questions.

Before we begin, I would like to remind everyone that this conference call may include forward-looking statements within the meaning of Section 21 of the Securities Exchange Act of 1934 that involve risks and uncertainties.

Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events, future revenues, future results and performance expectations, plans or intentions related to financial performance, acquisitions, business trends and other information or other matters that are not historical, including statements regarding estimates of our future financial results.

For a discussion of risks and other factors that may cause actual results or events to differ from those contemplated by forward-looking statements, investors should review the Safe Harbor statement in the earnings press release issued this morning, a copy of which is available on our website at www.fticonsulting.com, as well as other disclosures under the heading of risk factors and forward-looking information in our most recent Form 10-K filed with the SEC on February 28, 2013, the current report Form 8-K dated May 21, 2013, and in our other filings with the Securities and Exchange Commission. Investors are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this earnings call and will not be updated.

During the call, we will discuss certain non-GAAP financial measures, such as adjusted EBITDA, adjusted segment EBITDA, total adjusted segment EBITDA, adjusted earnings per share and adjusted net income. For a discussion of these and other non-GAAP financial measures, as well as our reconciliation of non-GAAP financial measures to the most recently comparable GAAP measures, investors should review the press release and accompany financial tables we issued this morning.

With these formalities out of the way, I would like to turn the call over to Jack Dunn, President and Chief Executive Officer of FTI Consulting. Jack, please go ahead.

Jack Dunn - FTI Consulting - President, CEO

Thank you, Mollie, and welcome and thank you to everyone else for joining us. With me today on the call are Dennis Shaughnessy, our Chairman; Roger Carlile, our Chief Financial Officer; and David Bannister, our North America region Chairman. This morning we announced our third quarter results for 2013. By now I hope all of you have had a chance to review them, and if not, as Mollie said they can be found on our website at www.fticonsulting.com.

For the quarter revenues increased 7% year-over-year to $415 million. Our record revenue results were lead by continued strength in our Economic Consulting segment in both the North American and European operations and contributions from our Forensic and Litigation Consulting segment which includes our health solutions practice. For the quarter adjusted earnings per share of $0.72 increased 20% year-over-year. On a GAAP basis the fully diluted loss per share was $1.29 for quarter including a non cash goodwill impairment charge related to the Strategic Communication segment of $83.8 million and a special charge of $10.4 million.

The goodwill impairment charge has no impact on the Company’s liquidity, cash flow, borrowing capability or operation. As is our practice, rather than recycle the press release, I will briefly give a few thoughts on what we believe are the key takeaway from the quarter, turn it over to Roger to discuss some of the financial aspects and then most importantly turn the call over to you for your questions.

In the third quarter Economic Consulting continued its strong performance. Third quarter revenues of $113.1 million increased 17% year-over-year, driven by continued strong demand across the board including our antitrust litigation and financial consulting services in North America and EMEA and our International arbitration regulatory and evaluation practice in EMEA. In fact Economic Consulting revenues in EMEA improved 31% year-over-year.

In Forensic and Litigation Consulting third quarter revenues of $113.1 million increased 13% year-over-year. Results included a large success fee in the North American investigation practice and increased demand in our health solution practice which grew 24% year-over-year. During the quarter the segment recorded a special charge of $1.9 million related to headcount reductions to better align capacity with expected demand. And utilization improved to 67% in the quarter from 63% in the prior year. During the quarter we saw positive litigation market trends emerge with security litigations filings improving 34% year-over-year and almost half of these involve some aspect of Company accounting.

We continued to benefit from the disruption occurring in the healthcare industry. Our health solutions practice revenue increased 24% year-over-year on stronger demand and success fees. And 15% sequentially since the last quarter as we advise clients from across the healthcare continuum on how to best achieve quality of care and value in this transforming industry.

In addition to reporting record quarterly revenues in both segment, I would like to congratulate the 28 expert witnesses in our Economic Consulting and Forensic and Litigation Consulting segments as well as our Compass Lexecon subsidiary who are named to Global Arbitration Review’s International Who’s Who of Commercial Arbitration 2014 list last week. FTI Consulting topped the list for the fourth consecutive year with professionals from each of our four geographic regions represented evidencing the global reach and expertise of our firm.

This recognition is a testament to the world class professionals who have honored FTI Consulting by making it their home. As today’s complex matters increasingly involve not only international but multinational constituencies, International arbitration is fast becoming the form of choice for leading global companies. And we appreciate that the companies are increasingly turning to the professionals of FTI Consulting to help them.

In technology third quarter revenues of $51.2 million improved 2% year-over-year, demonstrating a very solid performance given headwinds from the decline of a large litigation related matter. During the quarter we saw increased in global investigations related to FCPA and LIBOR investigations. We can trace technology’s performance in the quarter to strategic investments in our products, people and business development initiatives.

Investments in sales and marketing contributed substantially to those result, particularly with clients who have initiated new technology matters year-to-date. Additionally, the market has responded very well to our product investments and launches. Last quarter Gartner rated FTI Technology as a leader in its Annual Magic Quadrant for E-Discovery Software report, and we continue to enjoy positive client and analyst feedback software in response to the latest versions of our award winning Ringtail software. Technology’s global reach continues to be an important factor in distinguishing us from the rest of the field and in winning work on complex cross border litigation events in investigation. According to our clients our depth and experience outside of the U.S. allows us to address their needs rapidly and at the level of sustained execution they have come to expect from FTI.

In Corporate Finance/Restructuring third quarter revenues of $94 million increased 1% year-over-year. Our recently acquired businesses contributed $12.8 million of these revenues during the quarter. These revenue contributions were largely offset by continued weakness in our North American bankruptcy and restructuring business. During the quarter we continued to see depressed levels of restructuring activity as a result of the strong high-yield debt financing markets and historically low U.S. corporate default rates.

In light of the challenging bankruptcy and restructuring backdrop in North American, we took actions during the quarter to, one, reduce headcount to better align our capacity with demand. This resulted in a special charge of $6.3 million for the quarter. Two, focus on our go to market initiatives for our non distressed product offerings which now represent approximately 35% of the segment’s global revenues. And, three, continue to closely manage discretionary expenses in the segment.

In Strategic Communications revenues of $43.3 million declined 5% year-over-year. Revenues declines due to reduced path through revenues for certain EMEA and North American retained engagement and weak M&A activity particularly in Asia-Pacific. The segment did benefit by a $1.6 million contribution from our acquisition of the C2 Group and this acquisition has provided new impetus to our governmental affairs initiative not only in the U.S. but International. The segment has continued to experience pricing pressure for certain discretionary communication services including IPO support services where there is now volume but also increasing competition. This has contributed in a change to the Company’s near term outlook for this business. And as a result the Company recorded a goodwill impairment charge of $83.8 million during the quarter. Roger will discuss this charge in more detail in a minute.

From a geographic perspective, Asia-Pacific revenues increased 57% year-over-year as result of revenue contributions of $11.2 million from acquired businesses in Australia as this region continues to gain broader strategic significance for our firm. With the revenue contribution from recent corporate finance and restructuring acquisitions in Australia this segment represented 53% of our revenues in Asia-Pac. Our Forensic and Litigation Consulting segment revenues in the region grew 10% year-over-year, due to contributions from our global risk and investigation practice and our construction solutions practice.

These experienced growth of 27% and 34% respectively. Looking forward we see real opportunities for Forensic and Litigation Consulting services in the region. Our Forensic and Litigation professionals are just starting to benefit from the increased synergies created by the corporate finance and restructuring acquisitions in Australia and have begun to organically enhance our offering in Australia. Outside of Australia we see especially strong opportunities to enhance our position in Sinagpor.

In EMEA revenue increased 7% year-over-year, driven by a 31% increase in Economic Consulting revenue. With just over one-third of the revenues for the region, Economic Consulting was the largest revenue contributing during the quarter. EMEA continues to be an emerging bright spot for our Economic Consulting offering. During the quarter we benefited from strength in our European international arbitration and antitrust practices as our London based Economic Consulting professionals were highly utilized. Technology revenues also contributed to the year-over-year increase with improved revenues from LIBOR related investigations.

In North American revenues increased 5% year-over-year. This increase was driven by a 19% and 15% top line improvement in our Forensic and Litigation Consulting and Economic Consulting segments respectively. In Latin America revenues decreased 17% year-over-year resulting primarily from a decline in corporate finance and restructuring revenues in the region. Brazil represented 29% of Latin America revenues during the quarter, and we realized year-over-year revenue growth in Brazil despite a weakened macro economic backdrop. Brazil’s economy posted its slowest growth of the year in the third quarter, as global uncertainties undermine activity in Latin America’s largest economy.

As we grow it is a natural evolution for FTI Consulting to become more industry focused and we are keenly focused on industries that are facing disruption or change. We are strong in areas such as telecom, media and entertainment, construction, real estate and retail. The outlook for these industry is attractive for FTI Consulting because providers of consulting services tend to thrive during these times of change.

In addition to those areas listed above and healthcare, which we previously discussed, we have also seen great strides in the energy sector which is facing an amplified risk environment and disruptive changes over the next two decades which also plays directly into our strengths. There are opportunities for each of our businesses in this attractive growth industry. For example, in Economic Consulting we are seeing increasing interest for services that intersect engineering and economic expertise. Our professionals who have deep industry operational and economic expertise, people who have help operational and compliance roles at energy companies are in high demand particularly in power reliability and cost allocation litigation engagements.

Another area, insurance is one of the world’s largest and most important industry. And this industry is expanding rapidly as the standard of living rises in emerging economies and threats from natural and man-made issues increase globally. The market is undergoing constant transformation as a result of new and emerging risks emanating from technological advances, globalization and other business innovations. Our recent acquisition of certain insurance businesses formally operating under the distinct brand brings important additional capability to our insurance practice.

These newly acquired businesses perform consulting services around the analytics of the insurance business giving FTI Consulting a new skill set and enhanced geographic footprint in EMEA. These experts and consultants offer a highly specialized capability to deploy valuable results, focused solutions and measurable business improvement. We believe that adding these professionals and proprietary analytics tools to FTI Consulting’s offering will bring in an enhanced value proposition, not only to our insurance clients in North American and around the world but also companies and other industries as we expand the groups analytical tools to address other areas of operational and process improvement.

With that, I will now turn the call over to Roger to provide more color on our guidance, cash and capital allocation during the quarter and the goodwill impairment charge.

Roger Carlile - FTI Consulting - CFO

Thank you, Jack. When we provided our updated fiscal 2013 guidance in August, we guided for revenues of between $1.62 billion and $1.65 billion and adjusted earnings per share of between $2.10 and $2.20 per share. Our current expectation for the second half of fiscal 2013 is consistent with our prior guidance. During the third quarter we earned certain success fees including a large success fee in the Forensic and Litigation Consulting segment which improved our third quarter results. However these success fees will not recur in the fourth quarter. The lack of these success fees in the fourth quarter and our normal seasonal slow down around the Thanksgiving and end of year holidays are expect to reduce our fourth quarter results as compared to our recently completed third quarter results.

Lastly, turning to our third quarter results including a goodwill impairment charge in our Strategic Communications segment. Under generally accepted accounting principals we are required to test the book value of our goodwill on an annual basis or at any interim reporting period if a triggering event causes us to believe that the current book value of the goodwill is less than its fair value. This test is performed for each reporting unit within the Company, which in the case of FTI Consulting are our five business segments and our health solution practice which is aggregated with FLC. This is a point in time analysis which requires companies to assess the fair value of recorded goodwill using standard valuation techniques such as discounted cash flow models and market comparisons.

The Strategic Communications segment has continued to experience pricing pressure for certain discretionary communication services including IPO support services where there is volume but also increasing competition. This has compressed segment margins and contributed to a change in the Company’s near term outlook for this business. Given the secular nature of this business the Company must assess the fair value of the segment’s goodwill based on the current and expected business conditions.

Given the difficulty in predicting the timing, magnitude and improved profitability of the segment, the Company’s view was that it was not likely these conditions would improve materially in the near term. As a result, the Company determined there was triggering event during the third quarter which required a goodwill impairment assessment for this segment as of September 30, 2013. Based on this assessment the Company recorded an $83.8 million goodwill impairment charge to reduce the goodwill in the Strategic Communications segment. This charge represents approximately 7% of the Company’s consolidated goodwill and balance and applies only to the Strategic Communication segment. This is a non cash charge, and has no impact on our operations, cash flow, financial covenant compliance or borrowing capability.

With that, I will turn the call back to you, Jack.

Jack Dunn - FTI Consulting - President, CEO

Thank you, Roger. Before we open up the call for your questions, I want to recognize that this will be Dennis Shaughnessy last earnings call with us. Sadly Dennis will be retiring from his roll as Executive Chairman chair at the end of the year and he will be sorely missed. As you know perhaps the most important job of the independent members of the Board of Directors of any company is to select the leadership of that company. Accordingly, our Board is taking the event of Dennis departure as an opportunity to assess not only the combination of skills and vision required to lead us over the next several years and beyond, but also the structure of that leadership to face an increasingly evolving landscape of new and different competitive challenges while remaining mindful of developments and trends and good corporate governance. Our Board is actively engaged in this succession planning process, and we expect it will be completed by the end of the year.

With that, we will now open it up for your questions.

QUESTION AND ANSWER

Operator

Thank you. (Operator Instructions). We will go first to Kevin McVeigh with Macquarie.

Kevin McVeigh - Macquarie Research - Analyst

Great, thanks. And Dennis congratulations.

Dennis Shaughnessy - FTI Consulting - Chairman

Thanks, Kevin.

Kevin McVeigh - Macquarie Research - Analyst

You’re welcome. I wonder if you can give us a sense, it looks like we did some headcount reduction in Corp Fin and then the FLC practice. Are we sized where we want to be at this based on what we are seeing in the near term as we position number one? And then how does that impact, I know the is some fall hiring and things like that. Are we scaled where we need to be based on where the fall hires came in?

David Bannister - FTI Consulting - EVP and Chairman of North America

It is Dave Bannister. The short answer to that is yes. We did unfortunately have to take some sizing actions in both of those businesses over the course of the year. But in terms of macro headcount, how we came into the fall hiring season, how we look at headcount for next year, we think we are in reasonable shape at this point in time.

Jack Dunn - FTI Consulting - President, CEO

Usually the case we continue as we did the acquisition of the distinct businesses and things like that we will continue to add headcount in those areas that have industry specialization and where we think the market is really headed. Your question we believe in terms of some of the generic capability to complete the work we are but in terms of the intellectual capital we are continuing to add to the roster.

David Bannister - FTI Consulting - EVP and Chairman of North America

In terms of level of staff was it more junior or senior or a combination of both?

Roger Carlile - FTI Consulting - CFO

Kevin, it is Roger Carlile. It varied of course in the business. When you look at the disclosure the greater portion of special charges in the Corporate Finance and Resturcturing segment. Although it is a mixture, I would say probably its was a higher level of professional that we removed from the business in that segment. Where as in FLC which was a smaller portion of that it was a broader mix across the segment. And of course, when you add up the segment levels you will notice that it will not reconcile the total that is because there was a reduction in our EMEA business and Corporate as well and that would have been a more senior individual as well.

Kevin McVeigh - Macquarie Research - Analyst

Got it. And then any sizing that success fee, so we get a sense of what that impact would be as we think about Q4?

Roger Carlile - FTI Consulting - CFO

I think the way to think of that is that one success fee alone had impacted adjusted earnings per share by $0.06 to $0.07 per share.

Kevin McVeigh - Macquarie Research - Analyst

Super. Thanks, Roger, and again, Dennis, good luck.

Dennis Shaughnessy - FTI Consulting - Chairman

Thank you very much.

Operator

We will go next to David Gold with Sidoti & Company.

David Gold - Sidoti & Company - Analyst

Good morning. A couple of question, and add my congratulations to you, Dennis, too. It has been terrific working with you. On the cost cut side, I was curious broadly on the due practices how to think about that and maybe the return that we would expect on that? How quickly could we see that return, and what might we get out of that?

David Bannister - FTI Consulting - EVP and Chairman of North America

David, it is Roger again. Obviously this was one of the smallest charges we reported as a special charge, so for that reason and based on the comments that Jack made in terms we are investing in new areas where the market is moving we are not really talking about savings being generated from that. Obviously there will be the salaries of the individuals that are no longer here won’t be incurred, but I do not think it clear that we will not be re-investing that into other areas that are growing. So I would not think about savings really in respect of that charge.

David Gold - Sidoti & Company - Analyst

Got you. Okay. And then the Strategic Communications side. I think you comment a little bit the market has changed particularly in North American with retainer values potentially going down. Can you give some color on how we think about or what we do differently there given that environment to return that business to growth?

Roger Carlile - FTI Consulting - CFO

It is Roger again. I think we have been doing what we need to do in. It is just not a turn, a carrier on a dime. We have been investing in things in that business that have growth, our public affairs and governmental affairs business. Investing in our corporate communication business and working directly with corporates on issues that are outside of just financial related matters or crisis related matters. What is happening there is in the third quarter as we noted there was more IPO activity than there was in the previous second quarter, but because of the communication market and those markets, M&A markets and IPO markets had been down for quite some time the amount of competition for those projects is pretty severe.

So not withstanding we are retaining our market share of those projects the value to us of the fees is less at this time because many people are competiting, particularly for IPO, to get the relationship for the carry on work for the future. I think we are maintaining our market share in our traditional markets. Though markets have proven to be a little less valuable in this environment and we are also moving towards new areas of growth such as governmental affairs, public affairs, corporation communications those type of things.

Jack Dunn - FTI Consulting - President, CEO

David, I think there would be three areas that I would draw to your attention where I think Strategic Communications is key, maybe four would certainly be the geographic footprint to which we are forever beholden for providing the platform which gives us enough critical mass to be able to higher people in the Middle East and in Europe and that kind of thing. But three other areas where they are important is first they were into industry specialization much before we were. And if you look at the industries I mentioned they are being driven in the work with between economic consulting and strategic communications and the energy area is staggering.

We probably have build up almost $100 million, $115 million practice there in a year with the cooperation between (Inaudible). The governmental affairs aspect goes hand-in-hand with issues with shale drilling and all that kind of stuff. In the healthcare area we are making major new initiatives because the fact with some of the healthcare problems the hospitals can have the combined aspect of the IR and PR aspects along with the operational improvement. With that spectacular growth you saw for us in healthcare a lot of that is due to joint projects that they are working on. So that is the second area. The third area where I think we have the beginnings, the acorns of something is in this governmental affairs. And that is really the joining of C2 and the spark that that has provided. We now have active initiatives. Brussels I think has never been busier for us. So that is working out well.

And then the fourth area that I think we need to get, and there was a survey out yesterday, I think we really need to become a leader in the digital and social media area. I think that is an area where you are going to see companies and CEO and the C suite become much, much more concerned. Those are areas I think we will see a change in that business over time. We are not just waiting for somebody in corporate America to decide it is time to pay more retainer work. I think we need to provide increasingly where the value is which is in the interface with business and Washington and the interface with business and the public, so I think that is where we are headed.

Dennis Shaughnessy - FTI Consulting - Chairman

David, Dennis. One other thing just to reinforce what Jack said in the beginning because I think it is a critical strategic factor. Just by reference our other FTI operations in EMEA are now substantially larger than the Strategic Communications group. When we bought the Strategic Communications group we had nothing from the other operations in EMEA. So the growth in that big market has really been enabled by establishing the platform and the credibility we got from that. In Asia and Latin America while we did have presence there when we bought the Strategic Communication group clearly they have accelerated our growth in those markets especially Australia and parts of Asia-Pacific as well as in Columbia, Mexico and other parts of Latin America.

So real strategic benefit besides simply the obvious earnings contributions and revenues we have gotten since 2005 when we bought the Company has been the platform we gained and the ability to lever that platform on an effective cost basis rather than having to de novo open up operations all around the world and incur a lot of start up losses. So it is levered extremely well, and I think Europe is a perfect example where now all the rest of FTI businesses are much bigger than the Strategic Communication group.

David Gold - Sidoti & Company - Analyst

Perfect. And then one last quick one. Can you give a sense for size on the healthcare business right now by way of revenue?

Roger Carlile - FTI Consulting - CFO

It is going to between $100 million and $110 million on an annual basis.

David Gold - Sidoti & Company - Analyst

Perfect, thank you all.

Operator

We will go next Joseph Foresi with Janney Montgomery Scott.

Jeff Rossetti - Janney Montgomery Scott - Analyst

Good morning. This is Jeff Rossetti, in for Joe. Thanks for taking my question. Just wanted to get some more detail about the M&A life cycle. Obviously, it’s impacting your antitrust work. Just wanted to see where you see the M&A life cycle. Do you see it start to impact your second request work and get more involved in FLC?

David Bannister - FTI Consulting - EVP and Chairman of North America

This is Dave Bannister again. As you probably have seen in the last week or two, the data on the M&A volume levels are actually a bit discouraging. The New York Times had an article last week suggesting that all of us, law firms, investment banks, people and customers who live in that world were expecting a gangbuster M&A year in 2014. And in fact, that has not come through. We just had a senior fellow from the M&A department of Goldman Sachs, which is a friend of ours, in recently and he said, certainly, from their perspective, they’re not seeing the business level they had hoped to see. So I think we’re currently cautious about that market. We are very pleased with the market share we have particularly in our economics business but in other places, we’re getting good work. You’re seeing some trends of that in Technology, in second request and so forth. But in terms of the robust demand environment, it’s not there right now.

Jeff Rossetti - Janney Montgomery Scott - Analyst

Okay. And did you mention at all the cuts that were made in FLC? Were those within the dispute advisory services? I’m sorry if I missed it.

Jack Dunn - FTI Consulting - President, CEO

Well, it was not in the health care solutions portion because, obviously, they’re growing. And one of their big growth restrictors is getting people. It was spread across the businesses. It wasn’t focused in any one, it was spread primarily between their North American region and their EMEA region. So it was a little bit of all of their products just tightening up what they had in capacity versus demand.

Jeff Rossetti - Janney Montgomery Scott - Analyst

Okay. And then as far as investing in health care, are there any specific practices that you would be interested in through M&A to build out that, because it is seeing such strength, or is it something that you’re just going to focus on building organically?

David Bannister - FTI Consulting - EVP and Chairman of North America

This is Dave Bannister again. I would say couple of things on that. One is we clearly believe that the demand level there is such that we need to add capacity, and we are aggressively in the market looking to hire qualified people. As you probably understand from our business there, the nature of the folks that we’re looking for there are quite broad. So for example, we have everything from clinicians to, literally, doctors helping run operating rooms to people who are more on the classic procurement or scheduling side. There are some other emerging areas that we think are going to be important there, including labor relations and employee management kinds of issues.

But I would say across the broad spectrum of performance improvement inside of hospitals we’re looking to hire. In terms of the M&A market, as you know as a Company, we have been a reasonably aggressive acquirer over the last 5 or 10 years, but we also want to be prudent with our capital. It feels to us like the levels that are being paid for properties that have the words healthcare associated with them now are uneconomical for most acquirer’s. We are seeing properties trading at 12 times EBITDA, 15 times EBITDA, and frankly, we are just not comfortable with those kinds of levels to pay for things generally. So we’ll keep looking, we’ll keep thinking about it. But I think we’re going to be much more aggressive in trying to pursue an organic growth strategy there than deploying capital. It doesn’t mean we won’t find something, but I think right now, the pricing levels are such that we think it might be a bit on a bubble.

Jeff Rossetti - Janney Montgomery Scott - Analyst

Thank you very much.

Operator

We will go next to Randy Reece with Avondale Partners.

Randy Reece - Avondale Partners - Analyst

Good morning. I was trying to get - first of all, I’m jealous of anybody who retires before I do. Congratulations

Dennis Shaughnessy - FTI Consulting - Chairman

Thank you, Randy. I’ve been working longer than you have though.

Randy Reece - Avondale Partners - Analyst

Yes. If you adjust it for hours, I don’t know. I was trying to get an idea of directions you are going in headcount entering next year just directionally, I’m not looking for exact numbers, but how the environment feels in terms of what you’re going to need to prepare for demand, how much lead time you have to add people to meet it?

Roger Carlile - FTI Consulting - CFO

Hi. It’s Roger Carlile. I think, generally speaking, because we are, taking off of Dave’s answer earlier, we think our headcount is generally where we want it to be, I think you would just look at headcount tracking revenue growth rates. A couple of areas where that might not be the case. We still have capacity in our corporate finance business. And so as revenue increases there, we wouldn’t have to add headcount probably quite as rapidly as the revenue increase. And I think the same with Forensic and Litigation Consulting, still maybe a little bit of capacity in pockets there. But generally speaking, I think you would look at being headcount growth being in line with revenue growth.

Randy Reece - Avondale Partners - Analyst

There wasn’t much of a wiggle in the headcount in CFR, even though the revenue went down some, the utilization rate shows a tick up.

David Bannister - FTI Consulting - EVP and Chairman of North America

Again, we have to be a little bit careful there. We made several acquisitions in that space during the course of the year, two in Australia and one in a very specialized valuation practice in the U.S. So those all add to headcount, while at the same time, you saw reductions will call it, for headcount. So I think it’s a bit of a reconciliation you have to go through there.

Randy Reece - Avondale Partners - Analyst

That’s just obstacle, I guess. In the Technology area, I don’t know if you addressed this earlier on the call, I got on in the middle. But I picked up a posting on a government website, said you won a contract with the Department of Treasury for Ringtail software deployment. What really caught my eye about that was that they decided to go sole-sourced. They didn’t fully compete it. They considered 14 vendors, chose you on the merits of your technology and the fact that you were a single vendor and that gave them greater comfort about data security. Is this all as significant as it seems like to me?

David Bannister - FTI Consulting - EVP and Chairman of North America

Again, it’s Dave Bannister, if I may take that. There are different approaches to the market. There certainly are vendors who want to sell point solutions to point problems. We believe, and the experience of the Company has been, that for certainly complex or important or critical matters, that having something that, using a euphemism, is more of an end-to-end solution provides many benefits. It provides efficiency benefits. You don’t have to trade data between different platforms and different sets. It provides security, which is critical to many of the sorts of things we work on. And it provides, we believe, efficiency because you can run a project right on through to the end and get the results without having to relearn the various attributes of the case to it.

So it’s not necessarily the right thing for everyone. If it’s a slip and fall accident in a mall operator who just wants to search his inbox for letters on that, that capacity may not be necessary. But on larger matters or on matters that are complex or matters that have items such as security involved with them, we think an end-to-end solution makes sense.

Roger Carlile - FTI Consulting - CFO

And Randy, I’m just going to add. I happened to be with our sales team the day that they closed that sale. And so I think it is significant for a couple of reasons. One, they got the deal closed. This shows the quality of our people and our tools. They got that deal closed before the government shutdown. They worked very hard when they saw it was coming to make sure that they met the client’s needs before the client was unable to act. Secondly, I think just to take a little pride in our technology team on the sole-source decision, I think when somebody sees you have a great product, they don’t need to talk to everybody else about it. So I think they picked us for the reasons David said because we meet all those needs.

Randy Reece - Avondale Partners - Analyst

My understanding was they were under some pressure to comply with court mandates. Are there any other agencies in similar position?

David Bannister - FTI Consulting - EVP and Chairman of North America

We have, historically, had that business at a number of relationships with government entities around the world. So for example, in Australia, we’ve been the vendor for their equivalent of the Department of Justice for years, similarly in Canada. So yes, I think the answer is there is a reasonably good application for agencies that are data-intensive and have information needs that are complex and require information. We believe over time, for example, that Brussels will become a potentially more important market as they become more like the U.S. in the way they approach antitrust and competition issues. That they’re becoming much more data intensive, and there’s an opportunity there as well. So I think the broad answer is as data becomes more complicated, becomes harder to deal with, it comes from multiple form factors, it has to be addressable and searchable and protected, you need the sorts of solutions that our team has and will continue to develop to address those issues.

Jack Dunn - FTI Consulting - President, CEO

Hats off to the team out there because I don’t think there’s been much of an argument about who has the most robust system out there. But now with the new release they have on Ringtail, we also have as user friendly or perhaps more user friendly interfaces with it than anybody else. So it really is a very, very safe choice to pick FTI and all its assembled capabilities there. So I think that’s a major step that happened this year. It didn’t get maybe as much press, but I think it’s going to pay huge dividends for us, as we’re starting to see now as they performed so well, even in spite of some of the cases rolling off from prior years.

Randy Reece - Avondale Partners - Analyst

Thank you very much.

Operator

And with no further questions in the queue, I would like to turn the conference over to Mr. Jack Dunn for any additional or closing remarks.

Jack Dunn - FTI Consulting - President, CEO

Great. Thank you all for being with us, and we look forward to chatting with you the next time.

Operator

Again, that does conclude today’s presentation. We thank you for your participation.

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